UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                                Amendment No. 9

                             KINETIC CONCEPTS, INC.
                               -----------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.001 Per Share
                         -----------------------------
                         (Title of Class of Securities)

                                  49460W208
                                  ---------
                                (CUSIP Number)

                               Gregory D. Hitchan
                         Blum Capital Partners, L.P.
                       909 Montgomery Street, Suite 400
                           San Francisco, CA 94133
                                (415) 434-1111
                                --------------
               (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                               December 30, 2008
                                 --------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 13


CUSIP NO. 49460W208            SCHEDULE 13D                     Page 2 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                     BLUM CAPITAL PARTNERS, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     94-3205364
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                          California

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                       5,620,409**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                  5,620,409**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,620,409**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                7.8%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                          PN, IA

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 3 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON              RICHARD C. BLUM & ASSOCIATES, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     94-2967812
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                          California

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                       5,620,409**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                  5,620,409**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,620,409**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                7.8%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                              CO

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 4 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                    BLUM STRATEGIC GP II, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     94-3395150
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                       5,620,409**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                  5,620,409**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,620,409**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                7.8%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                  OO (Limited Liability Company)

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 5 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                   BLUM STRATEGIC GP III, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     04-3809436
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                       5,620,409**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                  5,620,409**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,620,409**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                7.8%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                  OO (Limited Liability Company)

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 6 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                     BLUM STRATEGIC GP III, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     02-0742606
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                       5,620,409**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                  5,620,409**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,620,409**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                7.8%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                              PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 7 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                    BLUM STRATEGIC GP IV, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     26-0588693
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                       5,620,409**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                  5,620,409**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,620,409**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                7.8%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                  OO (Limited Liability Company)

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 8 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                      BLUM STRATEGIC GP IV, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     26-0588732
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                       5,620,409**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                  5,620,409**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,620,409**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                7.8%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                              PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 9 of 13


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                 SADDLEPOINT PARTNERS GP, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     83-0424234
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                               0**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                          0**

-----------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         0**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  0%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                  OO (Limited Liability Company)

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 10 of 13


Item 1.  Security and Issuer
-----------------------------

This Amendment No. 9 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") on February 14, 2008 by Blum Capital Partners, L.P., a California limited partnership, ("Blum LP"); Richard C. Blum & Associates, Inc., a California corporation ("RCBA Inc."); Blum Strategic GP II, L.L.C., a Delaware limited liability company ("Blum GP II"); Blum Strategic GP III, L.L.C., a Delaware limited liability company ("Blum GP III"); Blum Strategic GP III, L.P., a Delaware limited partnership ("Blum GP III LP"); Blum Strategic GP IV, L.L.C., a Delaware limited liability company ("Blum GP IV"); Blum Strategic GP IV, L.P., a Delaware limited partnership ("Blum GP IV LP"); and Saddlepoint Partners GP, L.L.C., a Delaware limited liability company ("Saddlepoint GP") (collectively, the "Reporting Persons").

This amendment relates to shares of Common Stock, $.001 par value per share (the "Common Stock"), of Kinetic Concepts, Inc., a Texas corporation (the "Issuer"). The principal executive office and mailing address of the Issuer is 8023 Vantage Drive, San Antonio, TX 78230.

The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D as previously amended.


Item 2.  Identity and Background
---------------------------------

There have been no changes to Item 2 since the Schedule 13D Amendment filed on December 6, 2007.


Item 3.  Source and Amount of Funds or Other Considerations
------------------------------------------------------------

There have been no changes to Item 3 since the Schedule 13D Amendment filed on December 6, 2007.


Item 4.  Purpose of Transaction
--------------------------------

There have been no changes to Item 4 since the Schedule 13D Amendment filed on December 6, 2007.


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 11 of 13


Item 5.  Interest in Securities of the Issuer
----------------------------------------------

Item 5 of the Schedule 13D is hereby amended to add the following:

(a), (b) According to the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 5, 2008, there were 71,816,902 shares of Common Stock issued and outstanding as of November 3, 2008. Based on such information, the Reporting Persons report beneficial ownership of the following shares of Common Stock: (i) 2,276,918 shares of Common Stock held by Blum LP and RCBA Inc. on behalf of the limited partnerships for which Blum LP serves as the general partner which represents 3.2 % of the outstanding shares of the Common Stock; (ii) 654,652 shares of the Common Stock held by Blum GP II on behalf of the limited partnership for which it serves as the general partner and on behalf of the limited partnership for which it serves as the managing limited partner, which represents 0.9% of the outstanding shares of the Common Stock; (iii) 2,411,839 shares of the Common Stock held by Blum GP III which serves as general partner of Blum GP III LP which, in turn, serves as the general partner of Blum Strategic III, which represents 3.4% of the outstanding shares of the Common Stock; (iv) 173,000 shares of the Common Stock held by Blum GP IV which serves as general partner of Blum GP IV LP which, in turn, serves as the general partner of Blum Strategic IV, which represents 0.2% of the outstanding shares of the Common Stock; (v) 52,000 shares of the Common Stock that are legally owned by The Nuclear Decommissioning Trust of Dominion Nuclear Connecticut, Inc. ("Dominion Connecticut"), which represents 0.1% of the outstanding shares of the Common Stock; and (vi) 52,000 shares of the Common Stock that are legally owned by Virginia Electric and Power Company Qualified Nuclear Decommissioning Trust ("Virginia Electric"), which represents 0.1% of the outstanding shares of the Common Stock (collectively, the "Investment Advisory Clients"), with respect to which Blum LP has voting and investment power.

Each Investment Advisory Client has entered into an investment management agreement with Blum LP, but neither Investment Advisory Client has any contract, arrangement or understanding with the other Investment Advisory Client, or any other Reporting Person, with respect to the acquisition, ownership, disposition or voting of any shares of the Common Stock. Each Investment Advisory Client disclaims membership in a group with any Reporting Person or with the other Investment Advisory Client, and each disclaims beneficial ownership of any shares beneficially owned by the Reporting Persons other than for their own account.


                                  * * * * * *



CUSIP NO. 49460W208            SCHEDULE 13D                     Page 12 of 13


Voting and investment power concerning the above shares are held solely by Blum LP, Blum GP II, Blum GP III, and Blum GP IV. The Reporting Persons may be deemed to be members in a group, in which case the group would be deemed to have beneficial ownership of, and shared voting power with respect to, an aggregate of 5,620,409 shares of the Common Stock, which is 7.8% of the outstanding Common Stock. As the sole general partner of Blum LP, RCBA Inc. is deemed the beneficial owner of the securities over which Blum LP has voting and investment power. The filing of this Schedule shall not be construed as an admission that any of the shareholders, directors or executive officers of RCBA Inc. or the managing members and members of Blum GP II, Blum GP III, Blum GP III LP, Blum GP IV and Blum GP IV LP, is, for any purpose, the beneficial owner of any of the securities that are beneficially owned by RCBA Inc., Blum GP II, Blum GP III LP, Blum GP III, Blum GP IV or Blum GP IV LP.

(c) During the last 60 days the Reporting Persons have sold the following shares of the Issuer's Common Stock in the open market:

Entity                            Trade Date    Shares      Price/Share
------                            ----------   --------     -----------
Investment partnerships for       12-23-2008    106,600         18.3290
which Blum LP serves as the       12-24-2008     37,000         18.0574
general partner.                  12-26-2008     25,600         18.2453
                                  12-29-2008     73,900         18.0962
                                  12-30-2008     61,121         18.2406

Entity                            Trade Date    Shares      Price/Share
------                            ----------    -------      ----------
The partnership for which         12-23-2008     43,400         18.3290
Saddlepoint GP serves as          12-24-2008     15,100         18.0574
general partner.                  12-26-2008      9,200         18.2453
                                  12-29-2008     30,600         18.0962
                                  12-30-2008     25,400         18.2406

(d) Not applicable.

(e) On December 30, 2008 Saddlepoint GP ceased to be a Reporting Person.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
-----------------------------------------------------------------------

There have been no changes to Item 6 since the Schedule 13D Amendment filed on December 6, 2007.


Item 7.  Material to be Filed as Exhibits
------------------------------------------

Exhibit A - Joint Filing Undertaking


                                  * * * * * *


CUSIP NO. 49460W208            SCHEDULE 13D                     Page 13 of 13

                                  SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 2, 2009

RICHARD C. BLUM & ASSOCIATES, INC.    BLUM CAPITAL PARTNERS, L.P.
                                      By: Richard C. Blum & Associates, Inc.
                                          its General Partner

By: /s/ Gregory D. Hitchan            By: /s/ Gregory D. Hitchan
    -------------------------------       ----------------------------------
    Gregory D. Hitchan                    Gregory D. Hitchan
    Partner, Chief Operating Officer,     Partner, Chief Operating Officer,
    General Counsel and Secretary         General Counsel and Secretary


BLUM STRATEGIC GP II, L.L.C.          BLUM STRATEGIC GP III, L.L.C.


By: /s/ Gregory D. Hitchan            By: /s/ Gregory D. Hitchan
    -------------------------------       ----------------------------------
    Gregory D. Hitchan                    Gregory D. Hitchan
    Managing Member                       Managing Member


BLUM STRATEGIC GP III, L.P.           BLUM STRATEGIC GP IV, L.L.C.
By:  Blum Strategic GP III, L.L.C.
     Its General Partner

By: /s/ Gregory D. Hitchan            By: /s/ Gregory D. Hitchan
    -------------------------------       ----------------------------------
    Gregory D. Hitchan                    Gregory D. Hitchan
    Managing Member                       Managing Member


BLUM STRATEGIC GP IV, L.P.            SADDLEPOINT PARTNERS GP, L.L.C.
By:  Blum Strategic GP IV, L.L.C.     By:  Blum Capital Partners, L.P.
     its General Partner                   its Managing Member
                                      By:  Richard C. Blum & Associates, Inc.
                                           its General Partner

By: /s/ Gregory D. Hitchan            By: /s/ Gregory D. Hitchan
    -------------------------------       ----------------------------------
    Gregory D. Hitchan                    Gregory D. Hitchan
    Managing Member                       Partner, Chief Operating Officer,
                                          General Counsel and Secretary

                                  * * * * * *


CUSIP NO. 49460W208             SCHEDULE 13D                    Page 1 of 1

                                   Exhibit A

                           JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated:  January 2, 2009

RICHARD C. BLUM & ASSOCIATES, INC.    BLUM CAPITAL PARTNERS, L.P.
                                      By: Richard C. Blum & Associates, Inc.
                                          its General Partner

By: /s/ Gregory D. Hitchan            By: /s/ Gregory D. Hitchan
    -------------------------------       ----------------------------------
    Gregory D. Hitchan                    Gregory D. Hitchan
    Partner, Chief Operating Officer,     Partner, Chief Operating Officer,
    General Counsel and Secretary         General Counsel and Secretary


BLUM STRATEGIC GP II, L.L.C.          BLUM STRATEGIC GP III, L.L.C.


By: /s/ Gregory D. Hitchan            By: /s/ Gregory D. Hitchan
    -------------------------------       ----------------------------------
    Gregory D. Hitchan                    Gregory D. Hitchan
    Managing Member                       Managing Member


BLUM STRATEGIC GP III, L.P.           BLUM STRATEGIC GP IV, L.L.C.
By:  Blum Strategic GP III, L.L.C.
     Its General Partner

By: /s/ Gregory D. Hitchan            By: /s/ Gregory D. Hitchan
    -------------------------------       ----------------------------------
    Gregory D. Hitchan                    Gregory D. Hitchan
    Managing Member                       Managing Member


BLUM STRATEGIC GP IV, L.P.            SADDLEPOINT PARTNERS GP, L.L.C.
By:  Blum Strategic GP IV, L.L.C.     By:  Blum Capital Partners, L.P.
     its General Partner                   its Managing Member
                                      By:  Richard C. Blum & Associates, Inc.
                                           its General Partner

By: /s/ Gregory D. Hitchan            By: /s/ Gregory D. Hitchan
    -------------------------------       ----------------------------------
    Gregory D. Hitchan                    Gregory D. Hitchan
    Managing Member                       Partner, Chief Operating Officer,
                                          General Counsel and Secretary